                                                                Exhibit 12.2


                              XTRA CORPORATION
            STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (Millions of dollars)

                                                        FISCAL YEAR ENDED SEPTEMBER 30,
                                         -------------------------------------------------------------
                                                                                                            Three Months Ended
                                             1992        1993        1994*        1995*       1996*         December 31, 1996*
                                         ------------  ---------  -----------  -----------  -----------     ------------------
EARNINGS
Income from operations before provision
  for income taxes.....................  $44.3        $  72.4       $  --        $  --        $  --              $  --

Add: Fixed charges, excluding such
 charges not deducted in the
 determination of pre-tax income .......  25.5           44.0          --           --           --                 --
                                        ---------       --------    ---------    -------    ------------    -----------------
                                         $69.8        $ 116.4       $ 0.0        $ 0.0       $  0.0              $  0.0
                                        ---------       --------    ---------    -------    ------------    -----------------
                                        ---------       --------    ---------    -------    ------------    -----------------


FIXED CHARGES
Interest expense.......................  $21.1         $  38.8      $  --        $  --       $  --               $  --
Interest portion of rent expense.......    4.4             5.2         --           --          --                  --
Pretax earnings required to cover
  preferred dividend requirements......    7.9             8.9         --           --          --                  --
                                        ---------       --------    ---------    -------    ------------    ----------------
                                         $33.4         $  52.9      $  0.0       $  0.0      $  0.0              $  0.0
                                        ---------       --------    ---------    -------    ------------    ----------------
                                        ---------       --------    ---------    -------    ------------    ----------------

Ratio of earnings to combined fixed
  charges and Preferred Stock
  dividends............................   2.1x            2.2x         --           --           --                 --
                                        ---------       --------    ---------    -------    ------------    ----------------
                                        ---------       --------    ---------    -------    ------------    ----------------


Note: For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest and the amount of pre-tax income necessary to cover Preferred Stock dividends.

*   No shares of preferred stock were outstanding during the indicated period.